Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts”, to the use of our report dated September 9, 2015, with respect to the consolidated financial statements of PSAV Holdings LLC and to the use of our report dated September 9, 2015, in the Registration Statement (Form S-1) and related Prospectus of PSAV, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

September 10, 2015